THE LINDE GROUP

Dr. Manfred Schneider
Vorsitzender des Aufsichtsrats

Personal/Strictly Confidential

Mr Sanjiv Lamba
Member of the Executive Board
of Linde Aktiengesellschaft
Klosterhofstrasse 1
80331 Munich

Munich, 9 March 2011

Dear Mr Lamba,

By resolution dated 9 March 2011, the Supervisory Board of Linde AG has appointed you as a member of the Executive Board with immediate effect and for a period of three years ending on 8 March 2014.

Enclosed please find three copies of the Employment Agreement already signed by myself.

Apart from the provisions of the Employment Agreement, the following is agreed:

1. For the time period 9 March 2011 through 31 December 2011 the variable compensation pursuant to § 4(2) and (3) of your Employment Agreement is guaranteed at a dividend of Euro 1.80 for the dividend-related bonus and a target reaching of 100 % for the performance-related bonus.

2. On payment of a dividend of Euro 1.80 and reaching a performance-related bonus of 100 % your total cash remuneration (without LTIP payouts) shall be of gross Euros 856,000.00. The basic data is fixed in the enclosed Employment Agreement. On payment of a dividend of Euro 2.20 (as for the financial year 2010) and reaching a performance-related bonus of 100 % your total cash remuneration will be of gross Euros 896,000.00.

3. With regard to § 4(4) of your Employment Agreement the value grant of the 2011 LTIP tranche will be Euros 500,000.00.

4. Please be informed that against the background of amendments to the German Stock Corporation Law (AktG) in 2009 as a result of the German Law on the Appropriateness of Executive Board Remuneration, the existing remuneration system for the Executive Board will be reviewed and redesigned by the Supervisory Board in the financial year 2012. Performance-related components, including the five-year performance share programme, will be renewed.

Thus, 2012 remuneration for the Executive Board members will follow the new remuneration system still to be agreed. An economically equal solution shall be found.

5. Your present contract of employment with Linde Gas Asia Pte Ltd. will be terminated with effect from 30 June 2011. If the fixed income (including benefits) of the contract which runs until 30 June 2011 is below the income defined in the contract starting from 1 July 2011, you will receive a settlement payment for the time period 9 March through 30 June 2011 which shall be payable with the July 2011 payroll.

6. Your official residence will be in Singapore.

7. Linde will provide you with an appropriate company car at your official residence in Singapore. This company car shall be equivalent to the reference models approved for the members of the Executive Board in Germany (BMW 750 i, Mercedes-Benz S 450, Audi A8 (8-cylinders)) and within the relevant price limit. In Germany, the price limit including extra equipment is 80 K € (net after discount). The taxation according to local tax-regulations shall be borne by you.

8. We assume that you will exercise approx. 25-30 % of your activity in Germany and in Germany you will be subject to the limited income tax obligation, since you will not establish a German residence or habitual abode. The proportional emoluments taxable in Germany have to be determined according to the workdays you actually exercised in Germany. For the determination of the workdays actually exercised in Germany, we request you to keep a so-called "travel diary". In the months between January up to and including November of each year we will pay tax on 25-30 % of your income from the employment contract with the Linde AG in Germany and subsequently, on the basis of your documentation in December, effect a corrected settlement. The taxation of your principal income in Singapore is still to be clarified by the Company and will be undertaken according to the applicable legal and tax regulations.

9. Any accrued benefit earned under the BOC India Limited "Group Superannuation Cash Accumulation Scheme (GSCA)" will remain in the respective plan and will be administered in accordance with the Plan provisions.

10. For members of an Executive Board of a German joint stock company („Aktiengesellschaft"), there is no obligation for social security contributions (statutory pension and unemployment insurance). Furthermore, there is no claim for a company contribution to the voluntary health insurance.

11. The commencement of Linde AG employment agreement is provided in the contract effective 1 July 2011. This assumes that all legal and tax requirements can be met by that date. The final effective date will be communicated to you as soon as possible.

THE LINDE GROUP

I would be grateful if you would sign the second and third copy of the service agreement, as well as this letter, to indicate your agreement and return them to the office of the Supervisory Board of Linde AG in Munich.

May I take this opportunity to again wish you every success in your position.

Yours truly,

Manfred Schneider

Enclosures

Letter (in duplicate)
Service agreement with Linde AG (in triplicate)

I accept the terms and conditions outlined above

Munich, 04 April 2011
Place, Date

Sanjiv Lamba

THE LINDE GROUP

EMPLOYMENT AGREEMENT

Between Linde Aktiengesellschaft
- hereinafter, "Company" -

represented by the Supervisory Board,

and

Mr. Sanjiv Lamba, born on 12 September 1964
- hereinafter, "Contractual Party" -

the following Agreement has been concluded:

§ 1

1) The Contractual Party has been duly appointed as member of the Executive Board pursuant to the Supervisory Board Resolution dated 9 March 2011 for the period from 9 March 2011 up to and including 8 March 2014. This employment agreement shall commence with effect of 1 July 2011.

2) The Contractual Partner is together with the other Executive Board members jointly responsible for the overall management of the Company. His rights and duties as duly appointed Executive Board member of the Company are contained in the law, the articles of association, the rules of procedure of the Executive Board and the Supervisory Board of the Company, the resolutions of the Supervisory Board and the recommendations of the German Corporate Governance Code (*Deutscher Corporate Governance Kodex*), to the extent that no resolution has been passed concerning the non-compliance with such code. The job description is incorporated into this Agreement.

3) The Contractual Partner shall represent the Company jointly with another Executive Board Member or a person having general signing power (*Prokurist*).

§ 2

1) The Contractual Partner has a duty to act in the best interest of the Company. He shall devote his work efforts solely to the Company and shall uphold and promote its interests to the best of his ability. In making decisions, he may not pursue personal interests and take personal advantage of business opportunities to which the Company is entitled.

2) Upon appointment of the Contractual Party at the Company it is not permitted that he operates additional businesses for himself or on account of others nor that he holds participations in other companies except as for the purposes of a private financial investment. A participation shall be deemed to be a private financial investment if it does not entitle the Contractual Party to influence the bodies of the company in which the Contractual Party holds the participation.

3) The Contractual Partner may not in connection with his employment demand or accept for himself or for third persons gifts or other benefits or grant undue advantages to third persons.

4) The Contractual Party may only accept office on supervisory boards or advisory boards in other companies as well as ancillary jobs upon approval of the Supervisory Board of the Company.

5) The Contractual Party has a duty to keep confidential all confidential information and secrets of the Company and any of its affiliated companies. This duty shall continue to be in effect after termination of this Employment Agreement.

6) The Contractual Partner shall promptly inform the Company in writing concerning the purchase or sale of Company shares or purchase or sale options thereof according to Section 15a para. 1 of the German Securities Trading Act (*WpHG*). This also applies to similar transactions by persons closely connected to the Contractual Partner. Further, the Contractual Partner shall give the Company written notice of any ownership of shares in the Company including any financial instruments related thereto if such ownership, directly or indirectly together with that belonging to closely related persons, equals more than 1 percent of the shares issued by the Company.

§ 3

As compensation for his work, the Contractual Partner shall receive:

1) a fixed monthly salary of gross Euro 23,000.00 (in words: Euro Twentythreethousand),

2) an annual dividend-related bonus in the amount of gross Euro 1,000.00 (in words: Euro Onethousand)

for each share profit resolved by the Company's Annual Shareholder Meeting including any bonus of 0,01 Euro per share. To the extent the balance sheet profit is based on a profit carried forward or the dissolution of reserves, such balance sheet profit shall not be taken into account for the calculation of the dividend-related bonus.

An annual dividend-related bonus in the amount of gross Euro 120,000.00 (in words: Euro Onehundredandtwentythousand) of the entitled amount is guaranteed.

The guaranteed amount shall be paid in 12 monthly instalments together with the monthly salary and shall be offset against the dividend related bonus claim.

3) a performance-related bonus tied to reaching certain targets for the fiscal year in question. These targets shall be made known to the Contractual Partner, at latest by the end of April each year.

The targets contain

a) achievement of a certain ROCE /EBIT (70 % of the bonus)

b) achievement of certain personal targets (30 % of the bonus).

The degree a target was reached in §3(3)a shall be calculated on an annual basis. The maximum amount is capped at 200 %.

The degree a target was reached in §3(3)b shall be annually determined by the Supervisory Board in its due discretion. The maximum amount is capped at 100 %.

Upon a 100 % target achievement of §3(3)a and §3(3)b, the bonus amounts to gross Euro 400,000.00 (in words: Euro Fourhundredthousand) per fiscal year. Upon a 200 % target achievement of §3(3)a and a 100 % target achievement of §3(3)b, the maximum bonus amounts to gross Euro 680,000.00 (in words: Euro Sixhundredandeightythousand) per fiscal year.

4) The Company also plans to allow the Executive Board members to participate in the Company's success through a risk-based compensation program with a long-term incentive impact. The Contractual Partner will have the possibility to participate in the incentive programme.

5) The dividend-related bonus less the guaranteed amount and the performance-related bonus shall become payable with the payroll following the Annual Shareholder's Meeting that resolves on the distribution of the balance sheet profit. If the commencement or the termination of the Employment Agreement takes place during a fiscal year, the bonuses shall be prorated.

6) Payments of the Contractual Partner according to §3 (1), (2) and (3) shall be reviewed by the Supervisory Board at regular intervals and, if necessary, shall be amended. The interval for review shall be no longer than three years. Upon review, in addition to the work and duties of the Contractual Partner, the size and international presence of the Company, its economic and financial position, the future prospects of the Company and the group business units, regions and areas supervised by the Contractual Partner as well as the general income development in German industry and international comparable fields will be taken into consideration.

7) The payments made to the Contractual Partner as defined in §3 are also deemed as compensation for all functions and tasks that the Contractual Partner performs for companies that are affiliated with the company as described in Section 15 of the German Companies Act (*AktG*) (e.g. in boards of directors, supervisory boards, advisory boards, administrative boards etc.). In the event the Contractual Partner receives additional income directly by the above mentioned affiliated companies, such income shall be deducted from the bonus payments or the Contractual Partner reimburses such income to the Company. In the event the Contractual Partner receives payments or considerations by affiliated companies in currencies other than in Euro, such payment or considerations shall be treated in the aforesaid manner on the basis of the respective exchange rate on the day of payment.

8) The Contractual Partner agrees to the disclosure of his individual payments in the Notes to the Annual/Group Financial Statements according to the regulation of the German Commercial Code (*HGB*).

§ 4

1) In the event of temporary work disability, the Company shall continue to make payments set out in §3 up to a period of six months, but no longer than the expiration of the Employment Agreement.

2) If the Contractual Partner ceases to be employed by the Company during the term of this Agreement due to death or work disability, he or his heirs shall be entitled to the salary pursuant to §3(1) for the month in which the employment Agreement is terminated as well as for the six following months. In addition, he or his heirs shall be entitled to a prorated amount of the dividend-related bonus (§3(2)) and the performance-related bonus (§3(3)) reflecting that part of the year in which the Contractual Partner discharged his duties.

3) The Contractual Partner shall undergo a thorough physical examination at regular intervals, usually once annually, at the expense of the Company.

§ 5

1) Reasonable expenses for travel, food, and miscellaneous expenditures, incurred in the interest of the Company shall be reimbursed to the Contractual Partner according to the Company's Travel Expenses Guidelines, as amended from time to time.

2) The Company shall insure the Contractual Partner until expiration of his office as an Executive Board Member against accidents.

The coverage currently amounts to

for the event of death	1.1 Mio. Euro,
for the event of disability	1.6 Mio. Euro.

The insurance premium shall be taxed as a fringe benefit in accordance with applicable laws.

3) The Company has entered into a D&O damage-liability insurance for company managers. In the event of an insurance case, the Contractual Partner shall be liable for a deductible in the sense of Section 93 para. 2 sentence 3 of the German Companies Act (AktG).

4) The Company shall provide the Contractual Partner an appropriate company car for work and private use according to the terms of the Company Car Regulation until the termination of his appointment as an Executive Board Member. Prior to the purchase/lease of the company car, model and features of the company car shall be agreed with the chairman of the Supervisory Board. The Company Car Regulation is incorporated into this Agreement.

§ 6

1) The Contractual Partner is entitled to an annual vacation of 30 working days, which shall be taken in different parts. The time of the vacation and accessibility of the Contractual Partner shall be agreed with the Chairman of the Executive Board and shall be communicated through him to the Chairman of the Supervisory Board.

2) If the Contractual Partner does not use his vacation days for reasons relating to work or to his person by the end of the calendar year, the vacation shall be transferred into the following year. Entitlement to vacation shall cease to exist upon expiration of June 30 of the following calendar year.

§ 7

1) The term of the Employment Agreement shall equal the term of appointment as a Executive Board member by the Supervisory Board, i.e. until 8 March 2014.

/R+ £

2) The Employment Agreement shall be renewed automatically for a term equalling the term for which the Contractual Partner was appointed by the Supervisory Board as Executive Board Member. Reappointment shall only be made until expiration of the calendar quarter in which the Contractual Partner reaches the age of 65 years.

3) In the event that the appointment of the Contractual Partner as a member of the Executive Board of the Company ends prior to the end of his appointment period; the Employment Agreement shall – after expiry of the notice period set out in Section 622 of the German Civil Code (*BGB*) – also end without explicit notice of termination and irrespective of the existence of a termination right of the Company according to Section 626 of the German Civil Code. In this event, the Contractual Partner is entitled to a settlement payment according to §14(1) subject to the requirements set out therein.

4) Upon a takeover of the Company, the Employment Agreement may also be terminated under certain conditions. Specific terms including the compensation to which the Contractual Partner is entitled are stipulated in the Agreement concerning "Protection in the event of a Takeover" which is incorporated into this Agreement.

§ 8

Upon termination of his employment, the Contractual Partner shall return to the Company in a complete and unreserved manner all writings, notes, and drafts including his own business notes. This duty to return which is not subject to a right to retain, also applies to any legal successors of the Contractual Partner.

§ 9

The Contractual Partner agrees to give the Company prompt notice of his technical or organisational inventions, discoveries, as well as improvements, in the working areas of the Company, understood in the broadest sense, and shall provide the Company with any rights related thereto. To the extent intellectual property rights are granted for such inventions, these rights shall be automatically transferred to the Company. The Company shall obtain such rights at no costs and shall not owe any consideration for such.

§ 10

1) For a period of two years after termination of the employment at the Company, the Contractual Partner agrees without the prior written consent of the Company neither to accept employment at, nor directly or indirectly own an interest in, nor assist a competitive company in any form. For these purposes, a competitive company shall be deemed the Gases companies L' Air Liquide, Air Products, Airgas and Nippon Sanso.

2) For compliance with this competition restriction the Company shall pay the Contractual Partner for a period of two years a compensation in the amount of 50 % of the fixed monthly salary pursuant to §3(1) of this Agreement. The compensation shall be paid in monthly instalments.

3) If the contract is terminated due to breach of contract by the Contractual Partner, the Supervisory Board shall in its free discretion decide whether and in what amount the Contractual Partner shall receive a compensation. If the contract is terminated due to a reason for which the Contractual Partner is not responsible, the Supervisory Board shall agree to a amicable rescission of the competition restriction, unless in a specific case significant interests of the Company would prevent such.

4) The offset of any other income against the compensation is governed by Section 74(c) of the German Commercial Code. Other income resulting from activities in Supervisory or Advisory Boards, shall not be offset within the meaning of Sentence 1 above. Pension payments by the Company shall be fully offset against the compensation.

5) Upon breach of the competition restriction, the Company is entitled to claim liquidated damages in the amount of Euro 100,000.00 (in words: Euros one hundred thousand) without the requirement of a proof of damages resulting from the breach of the competition restriction, provided that the liquidated damages may be claimed in addition to the statutory damage claims and alternatively instead of the claim for performance.

6) The Company may waive its claim to the competition restriction by written notice before or concurrently with the termination of the Employment Agreement with the consequence that the duty to pay compensation shall cease to exist beginning six months following such notice. If the Employment Agreement expires upon or after completion of 62 years of age or is terminated by the Company for cause, the Company shall immediately be released from the duty to pay compensation, provided that the Company waived its claims to the competition restriction before or concurrently with the termination of the Employment Agreement.

§ 11

The Contractual Partner agrees upon termination of his office as Executive Board member of the Company to immediately resign from all functions held in bodies of Company subsidiaries.

§ 12

1) a) If the Contractual Partner during employment at the Company becomes permanently work disabled due to sickness or other grounds or the Employment Agreement expires upon or after completion of 65 years of age, the Contractual Partner shall receive a lifelong pension payable in monthly instalments equalling 20 % of the last monthly salary paid pursuant to §3(1) of his Employment Agreement.

/R+ [initials]

b) This pension shall increase by 2 % of the monthly salary for each completed year the Contractual Partner served as a member of the Executive Board; the maximum pension for fifteen or more completed years the Contractual Partner served as a member of the Executive Board shall therefore equal 50 % of the last paid monthly salary.

c) Only the years served as a member of the Executive Board prior to the time of retirement shall be deemed as employment years within the meaning of §12(1)b, but however no longer than the Contractual Partner reaches 65 years of age.

2) Payment of the pension shall begin at the time at which the contractual payments based on the provisions contained in the Employment Agreement end.

Claims for payment of the pension or compensation to heirs shall expire upon expiration of the month in which the requirements for payment of the pension cease to exist.

3) The pension of the Contractual Partner shall be adjusted annually in accordance to the changes in the consumer price index as determined by the Federal Office of Statistics (*Statistisches Bundesamt*). The adjustment shall be made at the beginning of each calendar year, starting with the beginning of the first calendar year commencing after the retirement.

4) Upon death of the Contractual Partner during his active employment, his wife who at the time is living with him in a valid marriage shall receive a lifelong pension in the amount of 60 % of the pension which the Contractual Partner received or would have received if at the time of his death he would have been work disabled.

Upon death of the Contractual Partner after retirement, his widow shall be entitled to pension if the marriage existed at least five years before retirement. The widow's pension shall end upon expiration of the month in which the widow remarries. If the wife is more than 15 years younger as the Contractual Partner, the widow's pension shall be reduced by 5 % for each full year that this age difference is exceeded. This reduction shall not apply if the marriage existed at least 15 years at the time retirement commenced.

5 a) Upon death of the Contractual Partner, each of the natural children of the Contractual Partner and the children adopted before retirement shall receive an orphan pension of 10 % of the pension claim the Contractual Partner received or would have received if he at the time of death would have been work disabled. If the children left behind are full orphans and younger than 18 years of age, a child having a claim shall receive one-fourth, two children having a claim shall receive three-eighths, and three or more children with claims shall receive a total of one half of the pension to which the Contractual Partner would have been entitled.

b) After the age of 18 is reached, orphan pension payments shall continue until the education of the child is completed but no longer than until the completion of 27 years of age, provided that a proof of an ongoing education is given.

/R+S

c) Orphan pension payments shall be made until majority age to persons having custody. Upon reaching of majority age, the Supervisory Board shall decide in its free discretion who has the right to receive claims.

6) The total amount of pension payments for the heirs shall not exceed the full amount of pension for the Contractual Partner. Any reduction of the exceeding amount shall be prorated among the specific payments.

7) The terms of the above §12(3) apply for the pension payments to the heirs correspondingly.

8) If the Contractual Partner has claims for pensions arising out of previous employment agreements, this includes also previous employment agreements with BOC, then such claims shall not be offset against the pension according to this Employment Agreement. This does also apply to payments by inland state pensions as well as state pensions abroad, a life insurance (befreiende Lebensversicherung) or other professional pension agencies whose membership is not subject to the duty to insure.

9) If the Contractual Partner is no longer employed by the Company before retirement, he or his heirs shall retain a vested right in company pension payments in the amount required by law, provided that the requirements for a irrevocable vested right (*unverfallbare Anwartschaft*) according to Section 1b para. 1 of the Act for Improvement of the Company Old-Age Pension (*Gesetz zur Verbesserung der betrieblichen Altersversorgung*) are given at the time of the retirement.

10) The Company agrees to insure the regular payments and the irrevocable vested right in pension payments up to the highest amount possible at the pension assurance association (*Pensions-Sicherungs-Verein*) in the event of the Company's insolvency. Moreover, the Contractual Partner shall be granted a claim to contractual insolvency insurance in connection with a Contractual Trust Arrangement (CTA).

11) For the term of pension is paid, the pension recipients shall provide the Company with their tax card (*Lohnsteuerkarte*) and shall give prompt notice of changes in person or family status or determination of disability by the social insurance company of the Company.

§ 13

1) If the Employment Agreement of the Contractual Partner ends because the

a) appointment as a member of the Executive Board is not renewed (§7(2)); or

b) appointment as a member of the Executive Board ends prior to the end of his appointment period (§7(3)) without the Company being entitled to terminate the Employment Agreement for cause within the meaning of Section 626 of the German Civil Code;

the terms for pension payments shall be as follows:

Upon termination of office upon or after completion of 55 years of age and after having served at least ten employment years as a member of the Executive Board, the Contractual Partner shall immediately receive a monthly lifelong pension pursuant to §12 of this Agreement.

Upon termination of office before completion of 55 years of age the Contractual Partner shall retain a vested right for the pension granted according to §12 of this Agreement pursuant to the Act on Improvement of the Company Old-age Pension (*Gesetz zur Verbesserung der betrieblichen Altersversorgung*) in the statutory amount, if the statutory requirements for irrevocability of the vested interest are satisfied. The same shall apply upon termination of office after completion of 55 years of age and less than ten years of service as a member of the Executive Board.

2) Until completion of 65 years of age, the Contractual Partner must accept the offset against pension payments of such payments he receives from other regular employment (exception: compensation as member of a supervisory board, administration board or advisory boards or from other comparable mandates within Germany or abroad) to the extent such payments together with the pension exceed the total amount of payments last received by the Company.

§ 14

1) If the Employment Agreement of the Contractual Partner is terminated before the agreed term of the Agreement, and if such termination is not based on grounds allowing the Company to terminate the Employment Agreement for cause within the meaning of Section 626 of the German Civil Code, the Contractual Partner shall receive a settlement payment in accordance with the following provisions:

a) The settlement payment amounts to two annual compensations (as defined below under b). If the remaining term of the Employment Agreement is less than two years, the settlement payment shall be calculated on a pro rata basis.

/R+ S

b) For the purposes of such settlement payment the amount of the annual compensation shall be calculated as being the total cash payment of the Contractual Partner within the meaning of §3 (1) through (3) (fixed salary, dividend-related bonus and performance-related bonus) excluding any benefits in kind and other additional payments for the last complete financial year before the termination of office of the Contractual Partner as a member of the Executive Board. In the event the annual compensation of the Contractual Partner in the current financial year in which the termination of office takes place is expected to be significantly higher or lower than the annual compensation for the last complete financial year, the Supervisory Board will decide in its free discretion upon an adjustment of the amount to be defined as annual compensation.

2) The Contractual Partner shall not be entitled to any pension payments for the period, on the basis of which the settlement payment is calculated in accordance with §14(1)a (i.e. a maximum of two years or a shorter remaining term of contract). The beginning of retirement within the meaning of §§12, 13 shall consequently be deferred to the end of such period and such period shall not be deemed as years the Contractual Partner served as a member of the Executive Board within the meaning of § 12(1)b.

3) If the Employment Agreement terminates due to the non-renewal of the appointment as member of the Executive Board between completion of 55 years of age and 63 years of age of the Contractual Partner and the Contractual Partner is not responsible for this termination, the Contractual Partner shall receive in addition to possible pension payments a liquidated transition benefit equalling 50 % of his last annual compensation (as defined in §14(1)b).

§ 15

1) Place of performance is the registered office of the Company. The registered office of the Company shall be the venue in the case of Section 38 para 3 No. 2 of the German Code of Civil Procedure (*ZPO*), i.e. especially in case the Contractual Partner is domiciled outside Germany.

2) Amendments and supplements to this Agreement must be in writing. There are no present or future oral collateral agreements.

3) If specific provisions of this Agreement are or become legally invalid, the remaining provisions of this Agreement shall not be affected. The parties agree to replace any invalid provision with a valid provision which most closely reflects the commercial intent of the parties. As long as such a provision has not been stipulated, the invalid provision, to the extent possible, is to be interpreted so that the intended commercial intent is achieved to the largest extent possible.

4) This Agreement shall replace any previous agreements the Contractual Partner concluded with companies affiliated to the Company in the sense of § 15 of the German Stock Corporation Act (AktG). All those agreements, especially the employment status between Linde Gas Asia Pte Ltd. (Singapore) (formerly BOC) and the Contractual Partner of 1 February 2007, including any supplements and amendment agreements will be valid no longer than until inception of this employment agreement.

5) This Agreement is solely subject to the laws of the German Federal Republic.

6) There are three original copies of this Agreement. The chairman of the Supervisory Board, the Contractual Party, and the Company each shall receive one copy.

Munich, 9.3.11 City, Date	Munich, 04 April 2011 City, Date
M. Schmidt Chairman of the Supervisory Board of Linde Aktiengesellschaft	Sanjiv Lamba Contractual Partner

Enclosure:
Agreement concerning "Protection in the event of a Takeover"
Job description
Company Car Regulation

THE LINDE GROUP

Convenience Translation

Appendix to the Employment Agreement between Linde Aktiengesellschaft and Sanjiv Lamba

„Protection in the Event of a Takeover" for Members of the Executive Board of Linde AG

I. <u>Claim Requirements</u>

1. An Executive Board member shall have a claim for payments pursuant to section II if the company is taken over by means of

   1.1 a Company shareholder giving notice pursuant to § 21 of the German Securities Trading Act (*WpHG*) that he, including any votes which are attributable to him under § 22 of the German Securities Trading Act, owns more than 50 % of the voting rights in the Company; or

   1.2 a shareholder acquiring a share of the voting rights in the Company which, along with the voting rights attributable to him under § 22 of the German Securities Trading Act, gives him a majority of votes equalling more than 50 % of the entitled votes represented by the share capital of the Company attending an annual shareholder meeting or would have represented a majority of votes in the last annual shareholder meeting; or

   1.3 a control agreement pursuant to § 291 of the German Stock Corporation Act (*AktG*) being concluded with the Company as the subsidiary ; or

   1.4 the Company becoming integrated into another company pursuant to §§ 319 et seq. of the German Stock Corporation Act; or

   1.5 the Company being merged pursuant to § 2 of the German Reorganization Act (*UmwG*) with another legal entity unless the value of the other legal entity as shown by the agreed exchange ratio is less than 50 % of the Company's value,

   and

   the Employment Agreement of the Executive Board member is prematurely terminated due to the fact that within nine months following a takeover under

circumstances set out in nos. 1.1 through 1.5 the Employment Agreement is mutually agreed to be terminated or the term of the Employment Agreement expires and is not renewed or the Executive Board member terminates the Employment Agreement pursuant to no. 2.

2. An Executive Board member is entitled to give notice of termination of his Employment Agreement in writing up within nine months following a takeover pursuant to no. 1. Such notice shall have a period of six months expiring at the end of the month. This right to give notice of termination does not apply if the office of the Executive Board member is not materially affected by the takeover. The Executive Board member shall carry the burden of proof for factual circumstances which render his office as materially affected by the takeover.

   Termination of the Employment Agreement is only valid if the terminated Executive Board member also resigns from his Executive Board office effective as of termination of the Employment Agreement.

II. Payments

If the Employment Agreement of an Executive Board member is terminated under section I, the following applies:

1. The Executive Board member is entitled to the settlement payment pursuant to § 14 (1) of the Employment Agreement.

2. In addition, the Executive Board member shall be entitled to an additional settlement payment, which shall amount to one annual compensation as calculated in accordance with the calculation method set out in § 14 (1) (b) of the Employment Agreement. Such additional settlement payment shall not be granted if at the time of the termination of the Employment Agreement the Executive Board member did not hold office for at least three years or if, upon termination of his Employment Agreement, he was not 52 years old or was 63 years or more than 63 years old. Any compensation payment owed in accordance with § 10 (2) of the Employment Agreement shall be offset against such additional settlement payment.

3. Termination of the Employment Agreement under section I shall be deemed to qualify for pension under § 13 (1) (b) of the Employment Agreement (end of appointment, other than for cause). The Contractual Partner shall not be entitled to any pension payments for the period, on the basis of which the settlement payment is calculated in accordance with this section II (1) and (2) (i.e. a maximum of three years). The beginning of retirement within the meaning of §§ 12, 13 of the Employment Agreement shall consequently be deferred to the end of such period and such period shall not be deemed as years the Contractual Partner served as a member of the Executive Board within the meaning of § 12 (1) (b) of the Employment Agreement.

4. If the Executive Board member receives any compensation directly or indirectly in connection with the takeover from the majority shareholder, the controlling company, or the other legal entity, the full amount of such compensation shall be offset against payments under this section II.

III. Share Option Program

As to the participation in the Performance Share Program adopted by the Shareholders' Meeting 2007, in the event of a takeover of the Company the rights of the Executive Board members will be based on the option terms.

Munich, 9. 3. 11
(City) (Date)

Munich, 04 April 2011
(City) (Date)

Supervisory Board Chairman
of Linde Aktiengesellschaft

Contractual Partner

THE LINDE GROUP

Dr. Manfred Schneider
Vorsitzender des Aufsichtsrats

ONLY TO OPEN BY ADDRESSEE

Duplicate

Mr Sanjiv Lamba
19 Cairnhill Circle # 02-05
Singapore 229768

Munich, 19 December 2011

Employment Agreement

Dear Mr Lamba,

Effective 1 January 2012 the Supervisory Board has resolved new rules for the Executive Board remuneration. Furthermore, the Supervisory Board has reviewed and amended your remuneration with effect from 1 January 2012. In addition, clarifying rules with regard to the return of documents and processing of personal data shall be added to the employment agreements of the Executive Board members.

According to § 3 (2) of your employment agreement (new version) you will receive an annual variable remuneration as of 1 January 2012, consisting of a ROCE-based component plus a component based on operating margins. For the design of your individual remuneration resolved by the Supervisory Board please see enclosure 1 to this letter. It especially describes the annual and the long term variable remuneration components. The new design comes into effect 1 January 2012 and will be valid until further notice.

According to § 3 (4) of the employment agreement (new version) the company plans again to allow the Executive Board members to participate in the company's success through a long term incentive programme. This LTI programme 2012 will be presented to the Annual General Meeting for resolution on 4 May 2012. The Supervisory Board resolved a value grant for you within this programme for each tranche you participate in the amount of Euro 500,000.00.

Enclosed please find additions to and new versions of §§ 2,3,4,8 and 14. May I kindly ask you to add the first version of this amendment to your employment agreement. I would be grateful if you would sign the duplicate and triplicate of the amendment as well as this letter, to indicate your agreement and return them to the office of the Supervisory Board of Linde AG in Munich.

../2

THE LINDE GROUP

May I take this opportunity to thank you for your performance. I am looking forward to meeting you in March.

Yours truly,

Enclosures
Remuneration design as at 1 January 2012
Letter (duplicate and triplicate)
Amendment to the employment agreement (duplicate and triplicate)

I accept the terms and conditions outlined above:

SINGAPORE, 03 JANUARY 2012
....
Place, Date

....
Sanjiv Lamba

Duplicate

Amendment to the Employment Agreement between Linde Aktiengesellschaft and Sanjiv Lamba

The amendment will come into effective 1 January 2012.

§ 2

...

6) The Contractual Partner is obliged, also after termination of the Employment Agreement, to assist, at any time, (disclosing his entire knowledge and handing over all documents, including those in electronic form, which he has in his possession) in clarifying completely those issues in the clarification of which the Company or any of its affiliated companies has a legitimate interest, and to participate in the corresponding internal and external interviews and procedures.

7) The Contractual Partner shall promptly inform the Company in writing concerning the purchase or sale of Company shares or purchase or sale options thereof according to Section 15a para. 1 of the German Securities Trading Act (*WpHG*). This also applies to similar transactions by persons closely connected to the Contractual Partner. Further, the Contractual Partner shall give the Company written notice of any ownership of shares in the Company including any financial instruments related thereto if such ownership, directly or indirectly together with that belonging to closely related persons, equals more than 1 percent of the shares issued by the Company.

§ 3

For the performance of his duties, the Contractual Partner shall receive compensation in accordance with the following provisions.

1) The Contractual Partner shall receive a fixed gross salary of Euro 525,000.00 (in words: Euro fivehundredtwentyfivethousand) (base remuneration) which is paid monthly in arrears in twelve equal instalments. Thereof a gross salary of Euro 336,000.00 (in words: Euro threehundredthirtysixthousand) p.a. or Euro 28,000.00 (in words: Euro twentyeightthousand) p.m. shall be pensionable.

2) Furthermore, the Contractual Partner shall receive an annual variable remuneration consisting of a ROCE-based component plus a component based on operating margin, both multiplied by an individual performance multiplier. / RF

a) If, in a given fiscal year, the return on capital employed (ROCE) of the Linde Group reaches or exceeds a certain performance hurdle as determined in each case by the Supervisory Board prior to or at the beginning of the relevant fiscal year, the Contractual Partner shall receive a gross amount of Euro 4,900.00 (in words: Euro fourthousandninehundred) for each 0.1 percentage point of ROCE achieved by the Linde Group (ROCE-based Component).

b) Upon reaching certain performance hurdles determined in each case by the Supervisory Board prior to or at the beginning of the relevant fiscal year which may relate in particular to the operating margin of the Gases Division or of the Gases segment for which the Contractual Partner is responsible, the Contractual Partner shall receive a gross amount of Euro 1,900.00 (in words: Euro onethousandninehundred) for each 0.1 percentage point of operating margin achieved by the Gases segment for which the Contractual Partner is responsible (Operating Margin-based Component). The Supervisory Board may determine prior to or at the beginning of the fiscal year that, depending on the degree to which performance hurdles are reached, only a part of the operating margin achieved is included in the calculation of the remuneration.

c) The sum of the ROCE-based Component pursuant to lit. a) above and the Operating Margin-based Component pursuant to lit. b) above is multiplied by an individual performance multiplier which ranges between 0.8 and 1.2 and which is determined by the Supervisory Board in its equitable discretion; the result constitutes the total amount of the annual variable remuneration.

d) 60% of the total amount of the annual variable remuneration pursuant to lit. a) through c) above will be paid in cash. However, this cash component must not exceed 250% of the base remuneration set forth in (1) above. The cash component shall be due for payment together with the payment of the base remuneration for the month in which the Annual Shareholders' Meeting is held which decides on the appropriation of the distributable profit for the relevant fiscal year.

e) 40% of the total amount of the annual variable remuneration pursuant to lit. a) through c) above will not be paid in cash but in the form of virtual shares granted in accordance with the provisions in this lit. e). The part of the annual variable remuneration granted in the form of virtual shares shall not exceed, at the time of its conversion into virtual shares, a maximum amount of 165% of the base remuneration set forth in (1) above.

(i) The component granted in the form of virtual shares is converted into the corresponding number of virtual shares on the basis of the Reference Price (as defined in section (iv) below) as of the end of the relevant fiscal year (Effective Date).

(ii) The Contractual Partner may, after expiry of a waiting period of three (3) years from the end of the relevant fiscal year, request the pay-out of the value of the virtual shares by notice to the Supervisory Board. The pay-out may be requested only within an exercise period of two (2) years from the expiry of the waiting

/Rt

period, however, not during any blackout periods determined by the Supervisory Board.

(iii) The value of the virtual shares shall be determined on the basis of the Reference Price (as defined in section (iv) below) at the time the exercise notice takes effect (Effective Date).

(iv) For the purpose of calculating the relevant number of virtual shares pursuant to section (i) and the pay-out amount pursuant to sections (ii) and (iii) above, the Reference Price equals the average closing price (or a corresponding successor value) of the shares of the Company in Xetra trading (or a corresponding successor system) at the Frankfurt Stock Exchange on the last 60 exchange trading days prior to the relevant Effective Date.

(v) The value of the virtual shares shall be paid out at the time the base remuneration is paid for the month following the month in which the exercise notice has taken effect. Taxes, charges or other expenses are to be borne by the Contractual Partner and will be determined and retained by the Company in accordance with legal provisions applicable from time to time if necessary.

(vi) Simultaneously with the pay-out of the value of the virtual shares, the Contractual Partner shall receive the amount corresponding to the dividends paid in respect of a number of Linde shares equal to the number of virtual shares during the waiting period as well as during the subsequent time period until the exercise notice takes effect, however not during the period of time for which the average price is determined.

(vii) The Contractual Partner is prohibited from entering into hedging or offsetting transactions by which the price risk associated with the virtual shares is hedged economically in whole or in part.

f) The details regarding the annual variable remuneration, in particular, the definition and calculation of the ROCE and the operating margin shall be determined by the Supervisory Board at its equitable discretion. The Supervisory Board shall in particular determine at its equitable discretion:

(i) the adjustment for exceptional effects shown in the audited individual and/or consolidated financial statements or the respective management reports of the Company in the calculation of the annual variable remuneration;

(ii) the treatment of the effects which material capital expenditure or acquisition projects with a significant time-lag between the capital requirements and the return have on the key performance indicators, in particular the ROCE; the decision regarding the treatment of these effects is taken in advance;

/R +

(iii) if applicable, the reasonable adjustment of the number of virtual shares granted pursuant to (2) lit. e) following share splits, capital reductions, capital increases from reserves and reorganizations.

g) The Supervisory Board reviews regularly the amount, parameters, performance hurdles, performance multipliers (including their bandwidth) and other aspects of the annual variable remuneration and adjusts these in its equitable discretion with effect for the future in order to prevent or resolve potential distortions (resulting for example from a strategic reorientation of fields of business, a generally changed economic situation, a change of the fiscal year of Linde AG, changes in the accounting standards or in the definitions of the key performance indicators used).

h) In the event of extraordinary developments, the Supervisory Board may reduce or waive the pay-out amount determined in accordance with lit. e) (ii) and (iii) above.

3) If the employment begins or ends during a fiscal year the base remuneration and the annual variable remuneration are paid *pro rata temporis*.

4) The Company also plans to allow the Executive Board members to participate in the Company's success through a risk-based compensation program with a long-term incentive impact (Long-Term Incentive/LTI Program). The Contractual Partner will have the possibility to participate in the LTI Program. The Company is in particular entitled to determine binding own investments of the Contractual Partner in connection with the LTI Program.

5) The remuneration system and the remuneration of the Contractual Partner according to 1) through 4) above shall be reviewed by the Supervisory Board at regular intervals and, if necessary, shall be amended. The interval for review shall be no longer than three years. Upon review, in addition to the work and duties of the Contractual Partner, the following will be taken into consideration: the size and international presence of the Company, its economic and financial position, the success and the future prospects of the Company and the group business unit supervised by the Contractual Partner, the general income development in German industry, how customary the remuneration is when measured against its international peer group and the remuneration structure that applies to other areas of the Company, as well as the incentive effect of the remuneration. Sec. 87 (2) of the German Companies Act (*AktG*) remains unaffected.

6) The Supervisory Board shall be entitled to grant to the Contractual Partner a special remuneration for extraordinary performance. The decision is taken by the Supervisory Board at its free discretion.

7) The payments made to the Contractual Partner as defined in this §3 are also deemed as compensation for all functions and tasks that the Contractual Partner performs for companies that are affiliated with the company as described in Section 15 of the German Companies Act (*AktG*) (e.g. in boards of directors, supervisory boards, advisory boards, administrative boards etc.). In the event the Contractual Partner receives additional income directly by the above mentioned affiliated companies, such income shall be deducted from the bonus payments or

/ RF

the Contractual Partner reimburses such income to the Company. In the event the Contractual Partner receives payments or considerations by affiliated companies in currencies other than in Euro, such payment or considerations shall be treated in the aforesaid manner on the basis of the respective exchange rate on the day of payment.

8) The Contractual Partner agrees to the disclosure of his individual payments in the Notes to the Annual/Group Financial Statements according to the regulation of the German Commercial Code (*HGB*).

§ 4

...

2) If the Contractual Partner ceases to be employed by the Company during the term of this Agreement due to death or work disability, he or his heirs shall be entitled to the salary pursuant to §3(1) for the month in which the employment Agreement is terminated as well as for the six following months. In addition, he or his heirs shall be entitled to a prorated amount of the annual variable remuneration (§3(2)) reflecting that part of the year in which the Contractual Partner discharged his duties. In this case, 100% of the annual variable remuneration will be paid in cash (taking into account the maximum amounts pursuant to §3(2) lit. d) and e)).

...

§ 8

1) The Contractual Partner shall without request upon the end of his office as Executive Board member, promptly hand over to the Company completely and unconditionally all materials, documents, drawings and drafts, including his own notes of a business nature, which relate to his business activity (together the "business documents") as well as media on which business documents are stored. Business documents in electronic form which are located on the private computers of the Contractual Partner are to be delivered to the Company on a data carrier and shall be deleted forthwith on all private computers. This claim for return, in respect of which no rights of retention exist, shall apply also in respect of any legal successors of the Contractual Partner.

2) Upon the end of his position as Executive Board member, the Contractual Partner shall delete all personal e-mails (including attachments), other personal files/data known to the Contractual Partner and stored on the Company's storage media, as well as any personal voice recordings, e.g. on the Company's mailbox systems or on the business cell phone's mailbox (hereinafter collectively referred to as the "personal data"). If any personal data have not been deleted or additional personal data are received by the Company after the end of the Contractual Partner's employment, whether deliberately or otherwise, **the Contractual Partner hereby agrees** that the Company may inspect (or, in the case of voice

/ RF

records, listen to) these personal data and may delete them if it has come to the conclusion that they constitute personal data rather than business data.

§ 14

If the Employment Agreement of the Contractual Partner is terminated before the agreed term of the Agreement, and if such termination is not based on grounds allowing the Company to terminate the Employment Agreement for cause within the meaning of Section 626 of the German Civil Code, the Contractual Partner shall receive a settlement payment in accordance with the following provisions:

1) The settlement payment amounts to two annual compensations (as defined in para. 2) below). If the remaining term of the Employment Agreement is less than two years, the settlement payment shall be calculated on a pro rata basis.

2) For the purposes of such settlement payment the amount of the annual compensation shall be calculated as the sum of the base remuneration pursuant to §3(1) and the amount paid in cash pursuant to §3 (2) lit. d) of the annual variable remuneration (taking into consideration the maximum amount specified in §3(2) lit. d)) excluding any benefits in kind and other additional payments for the last complete fiscal year before the termination of office of the Contractual Partner as a member of the Executive Board. In the event the annual compensation of the Contractual Partner in the current fiscal year in which the termination of office takes place is expected to be significantly higher or lower than the annual compensation for the last complete fiscal year, the Supervisory Board will decide in its free discretion upon an adjustment of the amount to be defined as annual compensation.

3) The Contractual Partner shall not be entitled to any pension payments for the period, on the basis of which the settlement payment is calculated in accordance with §14(1) (i.e. a maximum of two years or a shorter remaining term of contract). The beginning of retirement within the meaning of §§12, 13 shall consequently be deferred to the end of such period and such period shall not be deemed as years the Contractual Partner served as a member of the Executive Board within the meaning of § 12(1)b.

4) If the Employment Agreement terminates due to the non-renewal of the appointment as member of the Executive Board between completion of 55 years of age and 63 years of age of the Contractual Partner and the Contractual Partner is not responsible for this termination, the Contractual Partner shall receive in addition to possible pension payments a liquidated transition benefit equalling 50 % of his last annual compensation (as defined in §14(2)).

/RL

Munich, 19 December 2011
City, Date

SINGAPORE, 03 JANUARY 2012
City, Date

[signature]
Dr Manfred Schneider
Chairman of the Supervisory Board
of Linde Aktiengesellschaft

[signature]
Contractual Partner:
Sanjiv Lamba

THE LINDE GROUP

Dr. Manfred Schneider
Vorsitzender des Aufsichtsrats

Duplicate

ONLY TO OPEN BY ADDRESSEE

Mr Sanjiv Lamba
19 Cairnhill Circle # 02-05
Singapore 229768

Munich, 14 March 2014

Amendment to your Employment Agreement

Dear Mr Lamba,

The Supervisory Board has resolved new rules for the Executive Board remuneration in order to comply with new regulatory requirements. This particularly refers to the annual variable remuneration (§ 3 (2) of your employment agreement) and to the special remuneration (§ 3 (6) of your employment agreement).

Furthermore, the Supervisory Board has reviewed and amended your remuneration with effect from 1 April 2014 as follows:

• Base remuneration	from	gross	€ 525,000.00	to	€ 600,000.00
• Pensionable salary	from	gross	€ 336,000.00	to	€ 367,000.00
• Annual variable remuneration per 0.1 %					
- ROCE The Linde Group	from	gross	€ 4,900.00	to	€ 5,800.00
- Operating Margin Gases Asia/Pacific	from	gross	€ 1,900.00	to	€ 2,800.00.

In addition within the regular review the Supervisory Board adjusted the performance hurdles of the annual variable remuneration. For the design of your annual variable remuneration resolved by the Supervisory Board please see enclosure 1 to this letter. The new design will be valid until further notice.

Enclosed please find new versions of §§ 3, 4 and 14 of your employment agreement. May I kindly ask you to add the first version of this amendment to your employment agreement. I would be grateful if you would sign the duplicate and triplicate of the amendment as well as this letter, to indicate your agreement and return them to the office of the Supervisory Board of Linde AG in Munich.

../2

THE LINDE GROUP

Dr. Manfred Schneider
Vorsitzender des Aufsichtsrats

May I take this opportunity to thank you for your outstanding performance.

Yours truly,

M. Schneider

Enclosures
Remuneration design annual variable remuneration (Attachment 1)
Letter (duplicate and triplicate)
Amendment to the employment agreement (duplicate and triplicate)

I accept the terms and conditions outlined above:

....
Place, Date Sanjiv Lamba

Duplicate

Amendment to the Employment Agreement between Linde Aktiengesellschaft and Sanjiv Lamba

§ 3

For the performance of his duties, the Contractual Partner shall receive compensation in accordance with the following provisions.

1) The Contractual Partner shall receive a fixed gross salary of Euro 600,000.00 (in words: Euro sixhundredthousand) (base remuneration) which is paid monthly in arrears in twelve equal instalments. Thereof a gross salary of Euro 367,000.00 (in words: Euro threehundredsixtyseventhousand) p.a. or Euro 30,583.00 (in words: Euro thirtythousandfivehundredeightythree) p.m. shall be pensionable.

2) Furthermore, the Contractual Partner shall receive an annual variable remuneration consisting of a ROCE-based component plus a component based on operating margin, both multiplied by an individual performance multiplier.

   a) If, in a given fiscal year, the return on capital employed (ROCE) of the Linde Group reaches or exceeds a certain performance hurdle as determined in each case by the Supervisory Board prior to or at the beginning of the relevant fiscal year, the Contractual Partner shall receive a gross amount of Euro 5,800.00 (in words: Euro fivethousandeighthundred) for each 0.1 percentage point of ROCE achieved by the Linde Group (ROCE-based Component).

   b) Upon reaching certain performance hurdles determined in each case by the Supervisory Board prior to or at the beginning of the relevant fiscal year which may relate in particular to the operating margin of the Gases Division or of the Gases segment for which the Contractual Partner is responsible, the Contractual Partner shall receive a gross amount of Euro 2,800.00 (in words: Euro twothousandeighthundred) for each 0.1 percentage point of operating margin achieved by the Gases segment for which the Contractual Partner is responsible (Operating Margin-based Component). The Supervisory Board may determine prior to or at the beginning of the fiscal year that, depending on the degree to which performance hurdles are reached, only a part of the operating margin achieved is included in the calculation of the remuneration.

   c) The sum of the ROCE-based Component pursuant to lit. a) above and the Operating Margin-based Component pursuant to lit. b) above is multiplied by an individual performance multiplier which ranges between 0.8 and 1.2 and which is determined by the Supervisory Board in its equitable discretion; the result constitutes the total amount of the annual variable remuneration.

/ΩΓ

d) 60% of the total amount of the annual variable remuneration pursuant to lit. a) through c) above will be paid in cash and without any further obligation of the Contractual Partner (Cash Component). However, this Cash Component must not exceed 250% of the base remuneration set forth in (1) above. 40% of the total amount of the annual variable remuneration pursuant to lit. a) through c) above will also be paid in cash together with the Cash Component but must be reinvested in shares of the Company pursuant to the provisions of the following lit. e) (Deferral Component). The Deferral Component shall not exceed a maximum amount of 165% of the base remuneration set forth in (1) above. The Cash Component and the Deferral Component shall be due for payment together with the payment of the base remuneration for the month April of the corresponding year.

e) Pursuant to this lit. e) the Contractual Partner is obliged to invest the net amount of the Deferral Component in shares of the Company and to keep those shares at least four years.

(i) The net amount of the Deferral Component will be determined with 50% flat of the gross amount of the Deferral Component.

(ii) The Contractual Partner is obliged to acquire shares of the Company in the amount of the net value of the Deferral Component on the capital market (Deferral shares) and to have those shares booked on a separate custody account free of the rights of any third parties. A transfer of shares onto the separate custody account the Contractual Partner has already on stock is not allowed. Deferral shares may not be used as self investment shares in order to participate in the LTI programme pursuant to § 3 (4).

(iii) The Contractual Partner is obliged to keep those Deferral shares for a time period of at least four (4) years from the time when they are booked on the separate custody account (vesting period) and up to this particular time the Contractual Partner may not sell, transfer or otherwise charge those Deferral shares. Within the vesting period the Deferral shares are entitled to dividend. The dividend will be paid to the Contractual Partner.

(iv) On demand, the Contractual Partner is obliged to inform the Company on the purchase and the sale of Deferral shares after expiry of the vesting period and to provide appropriate proof (especially custody account statements). The Company is herewith authorized by the Contractual Partner to agree with the custodian bank to allow the Company to look at the separate custody account and the custodian bank will provide additional information as and when required to the Company.

/ R+

(v) The Company reserves the right to specify the payment of the Deferral Component and the technical execution of the acquisition of the Deferral shares. In this respect the Company in particular may determine:
- a date until when Deferral shares must be acquired at the latest
- a bank where the custody account must be kept
- measures to prohibit unjustified directions
- the payment of the Deferral Component directly to a bank with the proviso to acquire shares for the Contractual Partner, to book those shares on a separate custody account and to administer those shares.

(vi) The Contractual Partner is prohibited from entering into hedging or offsetting transactions by which the price risk associated with the Deferral shares is hedged economically in whole or in part, as well as from granting sub-participation or trusts on the Deferral shares.

f) The details regarding the annual variable remuneration, in particular, the definition and calculation of the ROCE and the operating margin shall be determined by the Supervisory Board at its equitable discretion. The Supervisory Board shall in particular determine at its equitable discretion:

(i) the adjustment for exceptional effects shown in the audited individual and/or consolidated financial statements or the respective management reports of the Company in the calculation of the annual variable remuneration;

(ii) the treatment of the effects which material capital expenditure or acquisition projects with a significant time-lag between the capital requirements and the return have on the key performance indicators, in particular the ROCE; the decision regarding the treatment of these effects is taken in advance.

g) The Supervisory Board reviews regularly the amount, parameters, performance hurdles, performance multipliers (including their bandwidth) and other aspects of the annual variable remuneration and adjusts these in its equitable discretion with effect for the future in order to prevent or resolve potential distortions (resulting for example from a strategic reorientation of fields of business, a generally changed economic situation, a change of the fiscal year of Linde AG, changes in the accounting standards or in the definitions of the key performance indicators used).

h) Insofar as extraordinary developments lead to an unforeseen increase of the value of the Deferral shares at the time of the expiry of the vesting period which is not resulting from a performance of the Contractual Partner, in order to balance the Supervisory Board reserves the possibility to reduce the amount of the Cash and / or Deferral Component resulting from lit a) trough d) in the following years adequately. Rights on the Deferral shares already acquired remain unaffected.

3) If the employment begins or ends during a fiscal year the base remuneration and the annual variable remuneration are paid *pro rata temporis*. RL

4) The Company also plans to allow the Executive Board members to participate in the Company's success through a risk-based compensation program with a long-term incentive impact (Long-Term Incentive/LTI Program). The Contractual Partner will have the possibility to participate in the LTI Program. The Company is in particular entitled to determine binding own investments of the Contractual Partner in connection with the LTI Program.

5) The remuneration system and the remuneration of the Contractual Partner according to 1) through 4) above shall be reviewed by the Supervisory Board at regular intervals and, if necessary, shall be amended. The interval for review shall be no longer than three years. Upon review, in addition to the work and duties of the Contractual Partner, the following will be taken into consideration: the size and international presence of the Company, its economic and financial position, the success and the future prospects of the Company and the group business unit supervised by the Contractual Partner, the general income development in German industry, how customary the remuneration is when measured against its international peer group and the remuneration structure that applies to other areas of the Company, and here particularly the relationship between the compensation of the Executive Board and that of the senior management and the staff overall also in terms of its development over time, as well as the incentive effect of the remuneration. Sec. 87 (2) of the German Companies Act (*AktG*) remains unaffected.

6) The Supervisory Board shall be entitled to grant to the Contractual Partner a special remuneration for extraordinary performance. The decision is taken by the Supervisory Board at its free discretion. The special remuneration is limited to an amount, which in total with the Cash Component and the Deferral Component for the corresponding financial year does not exceed the ceiling for the total amount of the annual variable remuneration, i. e. the total amount of the ceiling of the Cash Component and the Deferral Component pursuant to § 3 (2) lit. d.

7) The payments made to the Contractual Partner as defined in this §3 are also deemed as compensation for all functions and tasks that the Contractual Partner performs for companies that are affiliated with the company as described in Section 15 of the German Companies Act (*AktG*) (e.g. in boards of directors, supervisory boards, advisory boards, administrative boards etc.). In the event the Contractual Partner receives additional income directly by the above mentioned affiliated companies, such income shall be deducted from the bonus payments or the Contractual Partner reimburses such income to the Company. In the event the Contractual Partner receives payments or considerations by affiliated companies in currencies other than in Euro, such payment or considerations shall be treated in the aforesaid manner on the basis of the respective exchange rate on the day of payment.

8) The Contractual Partner agrees to the disclosure of his individual payments in the Notes to the Annual/Group Financial Statements according to the regulation of the German Commercial Code (*HGB*).

/ R.

§ 4

1) In the event of temporary work disability, the Company shall continue to make payments set out in §3 up to a period of six months, but no longer than the expiration of the Employment Agreement.

2) If the Contractual Partner ceases to be employed by the Company during the term of this Agreement due to death or work disability, he or his heirs shall be entitled to the salary pursuant to §3(1) for the month in which the employment Agreement is terminated as well as for the six following months. In addition, he or his heirs shall be entitled to a prorated amount of the annual variable remuneration (§3(2)) reflecting that part of the year in which the Contractual Partner discharged his duties. In this case, 100% of the annual variable remuneration will be paid in cash (taking into account the maximum amounts pursuant to §3(2) lit. d)) and without further obligation pursuant to § 3 (2) lit. e).

3) The Contractual Partner shall undergo a thorough physical examination at regular intervals, usually once annually, at the expense of the Company.

§ 14

If the Employment Agreement of the Contractual Partner is terminated before the agreed term of the Agreement, and if such termination is not based on grounds allowing the Company to terminate the Employment Agreement for cause within the meaning of Section 626 of the German Civil Code, the Contractual Partner shall receive a settlement payment in accordance with the following provisions:

1) The settlement payment amounts to two annual compensations (as defined in para. 2) below). If the remaining term of the Employment Agreement is less than two years, the settlement payment shall be calculated on a pro rata basis.

2) For the purposes of such settlement payment the amount of the annual compensation shall be calculated as the sum of the base remuneration pursuant to §3(1) and the Cash Component pursuant to §3 (2) lit. d) (taking into consideration the maximum amount for the Cash Component specified in § 3 (2) lit. d) excluding any benefits in kind and other additional payments for the last complete fiscal year before the termination of office of the Contractual Partner as a member of the Executive Board. In the event the annual compensation of the Contractual Partner in the current fiscal year in which the termination of office takes place is expected to be significantly higher or lower than the annual compensation for the last complete fiscal year, the Supervisory Board will decide in its free discretion upon an adjustment of the amount to be defined as annual compensation.

/R ⊢

Munich, 14 March 2014
City, Date

City, Date

Dr Manfred Schneider
Chairman of the Supervisory Board
of Linde Aktiengesellschaft

Contractual Partner:
Sanjiv Lamba